As filed with the Securities and Exchange Commission on December 9, 2025

Registration No. 333-271431

Registration No. 333-277634

Registration No. 333-278157

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-271431

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-277634

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-278157

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Adverum Biotechnologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-5258327
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

100 Cardinal Way

Redwood City, California 94063

(650) 656-9323

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan R. Haug

President

Adverum Biotechnologies, Inc.

Lilly Corporate Center

Indianapolis, Indiana 46285

(317) 276-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Emily Oldshue

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, Massachusetts 02199

(617) 951-7000

(Approximate date of commencement of proposed sale to the public): Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) are being filed by Adverum Biotechnologies, Inc. (the “Registrant”) to deregister any and all securities , registered but unsold or otherwise unissued as of the date hereof under the following Registration Statements on Form S-3 (each, a “Registration Statement”, and collectively, the “Registration Statements”) previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement No.  333-271431, filed with the SEC on April 25, 2023, registering the offering and sale by the Registrant of up to $300,000,000 of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), preferred stock, par value $0.0001 par value per share (“Preferred Stock”), debt securities and/or warrants.

•

Registration Statement No.  333-277634, filed with the SEC on March 4, 2024, registering the offering and resale by certain selling stockholders of up to an aggregate of 106,480,057 shares of Common Stock, consisting of (i) 105,730,057 shares of Common Stock held by the selling stockholders and (ii) 750,000 shares of Common stock issuable upon the exercise of pre-funded warrants to purchase shares of Common Stock held by one of the selling stockholders.

•

Registration Statement No.  333-278157, filed with the SEC on March 21, 2024, registering the offering and sale by the Registrant of up to $200,000,000 of Common Stock, Preferred Stock, debt securities and/or warrants.

On December 9, 2025, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 24, 2025, by and among the Registrant, Eli Lilly and Company (“Parent”) and Flying Tigers Acquisition Corporation (“Purchaser”), Purchaser merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings and sales of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant registered under such Registration Statement which remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of each Registration Statement and removes from registration all of the securities that remain unsold under each Registration Statement as of the date hereof, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Registrant pursuant to the Registration Statements.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on October 24, 2025.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on December 9, 2025.

ADVERUM BIOTECHNOLOGIES, INC.

By:	/s/ Jonathan R. Haug
Name:	Jonathan R. Haug
Title:	President

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.